Exhibit 99.1

Voyager Oil and Gas Announces Change in Board of Directors

BILLINGS, MONTANA — November 18, 2010 — Voyager Oil & Gas, Inc. [OTBB: VYOG] (“Voyager”) today announced the appointment of Josh Sherman to the company’s Board of Directors.

Mr. Sherman is a Partner at Opportune, LLP, an independent consultancy focused on the energy industry.  He is currently the partner in charge of the Complex Reporting Group of Opportune in Houston and Denver.  Mr. Sherman has over 12 years experience with the technical aspects of financial reporting, SEC filings and financial due diligence assistance.

Prior to working with Opportune, LLP, Mr. Sherman worked in the audit and global energy markets departments with Deloitte & Touche where he managed the audits of regulated gas and electric utilities, independent power producers and energy trading entities.  A Certified Public Accountant and a member of the American Institute of Certified Public Accountants, Mr. Sherman holds a BBA and a Masters in Accountancy from the University of Texas.

“We are excited that Josh Sherman has decided to join the Board of Voyager Oil & Gas,” said J.R. Reger, Chief Executive Officer of Voyager.  “Josh brings a unique skill set and experience as a Partner at a financial services company focused on the energy business.  We look forward to benefitting from his expertise as Voyager builds a solid corporate governance foundation to support our anticipated growth.”

As an independent director, Mr. Sherman will serve as the primary financial expert on the Voyager Oil & Gas Board of Directors and will chair the company’s audit committee.  As compensation for his agreement to serve, Mr. Sherman was granted stock options consistent with option grants made to other outside directors.

Further, Bradley Berman has tendered his resignation as a director to the Board of Directors of Voyager Oil & Gas.  Mr. Berman has decided to focus on other business ventures.  J.R. Reger commented, “We will miss Bradley’s analytical mind and expertise on the Voyager Board.  We wish him the ultimate success in future ventures.”

About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana. Voyager’s primary focus is oil shale resource prospects in the continental United States. Voyager currently controls approximately 138,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  14,500 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  800 net acres targeting a specific Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  65,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information on Voyager Oil & Gas visit the Company’s new website at: http://www.voyageroil.com/

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results. All statements other than statements of historical facts included in this report, such as statements regarding our business strategy and prospects, are forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business; fluctuations in commodities prices, particularly oil and natural gas; competition in obtaining rights to explore oil and gas reserves; and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.